Exhibit 99.1

MARINEMAX EXPANDS IN TEXAS

~Acquires Texas MasterCraft~

~Enters Largest Towboat Market in the United States~

~Acquisition Expected to be Accretive in First Full Year~

CLEARWATER, FL, November 1, 2021 – MarineMax, Inc. (NYSE: HZO), the world’s largest recreational boat and yacht retailer, today announced it has acquired the assets of Texas MasterCraft.  Texas MasterCraft is a full-service Dallas, Texas area towboat dealer that operates primarily from two locations. The Dallas-area market is the largest towboat market in the United States. Texas MasterCraft generated revenue of over $45 million in 2020. The acquisition is expected to be accretive in its first full twelve months after the closing.

Texas MasterCraft is recognized annually as the largest MasterCraft dealer in the world.  Jimmy Harvell launched Texas MasterCraft in 2001, after several years teaching as a waterski pro and working with various other Dallas area dealerships.  The dealership benefits from a private lake it owns, which is used for various promotional events and customer demonstration purposes.  Mr. Harvell and his team will continue to operate both locations with additional support and resources provided by MarineMax.

W. Brett McGill, Chief Executive Officer and President of MarineMax stated, "We have great appreciation and respect for Jimmy Harvell and his team and admire how effectively they operate their business. Our cultures and passion for customer service, as well as the boating lifestyle, are perfectly aligned.  This strategic acquisition allows our existing Dallas area operation to join forces with those of the Texas MasterCraft team, creating the most powerful customer servicing dealership organization in the important north Texas towboat market. We welcome the Texas MasterCraft Team into the MarineMax family and are excited about our future growth.”

Jimmy Harvell, President of Texas MasterCraft stated, “Our Team has always strived to provide the best service and the best experiences for our customers. Joining forces with MarineMax, whom we have known for many years, provides us with extensive resources to better serve our customers and this important market.  We are excited about this partnership and the growth opportunities that it creates.”

~more~

About MarineMax

MarineMax is the world’s largest recreational boat and yacht retailer, selling new and used recreational boats, yachts and related marine products and services, as well as providing yacht brokerage and charter services. MarineMax has over 100 locations worldwide, including 77 retail dealership locations, which includes 31 marinas or storage operations. Through Fraser Yachts and Northrop and Johnson, the Company also is the largest super-yacht services provider, operating locations across the globe. Cruisers Yachts, a MarineMax company, manufactures boats and yachts with sales through our select retail dealership locations and through independent dealers. MarineMax provides finance and insurance services through wholly owned subsidiaries and operates MarineMax Vacations in Tortola, British Virgin Islands.  The Company also operates Boatyard, a pioneering digital platform that enhances the boating experience. MarineMax is a New York Stock Exchange-listed company (NYSE: HZO). For more information, please visit www.marinemax.com.

Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include this acquisition being accretive; the operation of the Texas MasterCraft dealership and private lake; the combination of the Company's existing Dallas area operations and those of the Texas MasterCraft team; the future growth of Texas MasterCraft; and the benefits of this transaction to customers.  These statements are based on current expectations, forecasts, risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions and uncertainties include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, the impacts (direct and indirect) of COVID-19 on the Company’s business, the Company’s employees, the Company’s manufacturing partners, and the overall economy, general economic conditions, as well as those within our industry, the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2020 and other filings with the Securities and Exchange Commission.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
	Michael H. McLamb	Investors:
	Chief Financial Officer	Brad Cohen or Dawn Francfort
	727-531-1700	ICR, LLC.
	Media:	investorrelations@marinemax.com.
Abbey Heimensen
MarineMax, Inc.